Exhibit 99.2

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EDITED TRANSCRIPT

SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 24, 2015 / 04:00PM GMT

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - CEO and Chairman

Mike Cockrell Sanderson Farms, Inc. - Treasurer and CFO

Lampkin Butts Sanderson Farms, Inc. - President and COO

CONFERENCE CALL PARTICIPANTS

Adam Samuelson Goldman Sachs - Analyst

Michael Piken Cleveland Research - Analyst

Ken Goldman JPMorgan - Analyst

Ken Zaslow BMO Capital Markets - Analyst

Farha Aslam Stephens Inc. - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Jeremy Scott CLSA - Analyst

Akshay Jagdale KeyBanc Capital Markets - Analyst

Francesco Pellegrino Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Sanderson Farms’ first-quarter 2015 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, Sir.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you. Good morning, and welcome to Sanderson Farms’ first-quarter conference call. This morning, we announced net income of $66.5 million or $2.87 per share for our first quarter of fiscal 2015. This compares to net income of $28.9 million or $1.25 per share for our first quarter of 2014.

I will begin the call with comments about general market conditions and grain costs, and then turn the call over to Lampkin and Mike for a more detailed account of the quarter. Before we make any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. Examples of forward-looking statements include statements regarding supply and demand factors, future grain and chicken market prices, economic conditions, production levels, and our future growth plans.

The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our most recent Annual Report on Form 10-K and in the Company’s Quarterly Report on Form 10-Q, which was filed with the SEC this morning in connection with our first fiscal quarter ended January 31, 2015.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you, Mike. The first-quarter marked a solid start to fiscal 2015. Demand from retail grocery store customers has remained strong, and that stability is reflected in a Georgia Dock Holberg price that hovered at or near record territory throughout the first quarter.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

In addition, food service demand showed signs of life during December and January, probably the result of lower priced gasoline, before softening in February as a result of cold winter weather. Quoted market prices for boneless breast meat, tenders, wings, and leg quarters, were all higher during the quarter compared to last year’s first fiscal quarter.

While overall all market prices for chicken were higher during the quarter compared to last year, market prices for corn and soybean meal were all lower — were both lower. Our feed costs were down $0.0325 per pound for chicken processed during our first fiscal quarter. Market prices for corn and soybean meal have moved higher since last year’s harvest, but the record crops of both corn and soybeans in 2014 sufficiently restocked both corn and soybean balance tables as we head into the 2015 planning season.

The next events the grain markets will watch are the South American harvest, the March Supply and Demand Report, and the March 31 Planning Intentions Report. The South American crops are progressing well, and expectations now are for bumper crops from that region.

At its Agricultural Outlook Forum last Thursday, the USDA reported that it expects the number of acres planted to both corn and soybeans to decline in 2015. That news pushed futures prices for both crops higher, but many are skeptical of USDA’s lower bean plantings. Slightly fewer corn acres was expected, but those acres have to go somewhere and soybeans are the logical choice. It is not unusual for the USDA to significantly revise its outlook before the March 31 Planning Intentions Report, so we will be watching for that report.

Farmers have been reluctant sellers since the harvest. Expanded owned-farm storage capacity has allowed them to hold onto grain, but projected carryout ratios for both corn and soy support lower prices. At some point, farmers will have to sell grain. For this reason, we remain short both corn and soybean meal. While we have bought a portion of our soy basis through October and corn basis through July, we are, for the most part, pricing our grain needs hand-to-mouth.

Based on our cost through the first fiscal quarter, and what we have priced so far in February, when combined with prices we could’ve locked into the balance of the year at yesterday’s close, our grain costs for fiscal 2015 would be approximately $121 million less than during fiscal 2014. We also expect bases to be lower for the year. Indeed, based on the basis we have priced so far, we estimate lower corn and soybean — soy meal basis could save another $3.7 million during fiscal 2015.

This total decrease in prices paid for grain and lower estimated basis in fiscal 2015 will translate into a $0.036 per pound decrease in our cost per processed pound of poultry.

At our annual shareholder’s meeting two weeks ago, I told our shareholders we are focused on several things as we start fiscal 2015. First, as I just mentioned, we are watching the quality and quantity of the South American crops. A strong harvest in this region would take some pressure off US grain exports.

Second, we will be watching the March 31 Planning Intentions Report. Third, we will, of course, watch chicken production numbers and consumer spending behavior.

The USDA is projecting our industry to produce 3.6% more chicken during 2015 than last year. Pullet placements have trended higher than this, but we understand eggs from some of these breeders are earmarked for Mexico, and I have some data I will share later with you regarding this. In any event, financially healthy, more optimistic, fully-employed American consumers who continue to spend less at the gas pump, could easily absorb that increase. We expect that chicken will be competing once again during 2015 with high-priced beef, although we expect pork prices will be lower than last year.

Finally, we will focus our efforts on our growth. Palestine is up and running, and we will move that plant to full production over the next year. We will also continue our due diligence on site — on sites for our second North Carolina plant. We are optimistic about where we are in that regard, and hope to soon announce a definite site and date to begin construction.

We remain optimistic about 2015. We believe lower grain markets will give us an opportunity to make good margins with hard work and a little help from the chicken markets. The chill pack environment is strong, and could improve even more seasonally as we move past Easter and into the summer. Food service demand is the wildcard for 2015, but recent signs of life in that market give us reason to be optimistic. Lower gasoline prices help, and we have to believe that once consumers complete remaining deferred maintenance projects around the house, they will use gasoline money to take the family out to eat.

While we don’t supply QSR’s, we believe one reason for the strength in the bonus market during January was a result of chicken promotional activities at QSR’s. Regardless of the market, however, our plan for the balance of the year is to remain focused on what we can control, focus on our strategic growth plans, and let the markets take care of themselves.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the chicken markets and their operations during the quarter.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Thank you, Joe, and good morning. As Joe mentioned, market prices for poultry products were higher during the quarter when compared to our first quarter last year. The Georgia Dock price for whole birds reflected continued strong chill pack demand during the quarter, and averaged $1.14 per pound compared to last year’s $1.04 per pound. Bulk leg quarter prices during our first quarter averaged $0.422 per pound compared to $0.413 per pound last year.

Final numbers for calendar 2014 reflected the volume of all broiler parts exported during the year was essentially flat with 2013, and we expect the export markets to be steady during calendar 2015. The exception to our outlook is for paws. The industry continues to be unable to ship paws to China, which locked us out of the market following the discovery of avian influenza in wild birds and noncommercial flocks in the Pacific Northwest. AI was later discovered in commercial turkey flocks.

We ship approximately 5 million pounds of paws per month to China, when that market is open, and loss of that market could cost us as much as $4.3 million pretax per month. We continue to hear the ban may last for months, but we can’t be certain about the length of the ban.

The average price for jumbo wings was significantly higher during our first fiscal quarter compared to last year. Jumbo wing prices averaged $1.61 per pound during our first quarter this year compared to $1.06 per pound during last year’s first quarter. Boneless breast prices averaged $1.42 per pound during the 2015 first-quarter compared to $1.33 last year.

We sold 766.8 million pounds of poultry products during the first quarter, a 6.4% increase from the 720.4 million pounds sold during last year’s first quarter. Our processed pounds were up from 728.3 million to 774.9 million pounds. This was higher than our previous guidance, as live weights and yield were both better than estimated. We expect to process approximately 827.2 million pounds during our second quarter, up from 762.2 million pounds processed during last year’s second quarter.

Prepared food sales were up $14.9 million on 6.9 million more pounds sold and an increase in our sales price per pound of 4%. Our sales team has done a good job identifying new customers for the foods plant, and we expect better performance for the year. Our performance during the first fiscal quarter was good. We are pleased to be off to a good start. We will continue to look for efficiency improvements, and will do everything we can to meet our goal of performing at the top of our industry.

At this point, I’ll turn the call over to Mike to discuss our financial statements.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Lampkin. Net sales for the quarter totaled $667.4 million and that’s up from $584.9 million for the same quarter last year. Our net income of $2.87 a share during the quarter compares to net income of $1.25 a quarter — or per share during last year’s first quarter.

Our cost of sales of poultry products for the three months ended January 31 as compared to the same three months a year ago decreased 0.6%. This decrease is a result of lower feed costs, offset by the increase in pounds of poultry products sold. Our feed cost per pound of poultry products processed during the quarter decreased 10.1% or $0.291 — to $0.291 per pound, and that compares to $0.324 per pound last year.

While our feed cost per pound of poultry products processed were lower by $0.0327 per pound, our sales price per pound of poultry products sold increased 5.3% or $0.041 per pound compared to last year. This combination resulted in significantly improved gross margins.

SG&A expenses for the first quarter of 2015 were $14.5 million higher than the same three months a year ago. This increase is a result of higher accruals for sales and marketing expenses, accruals related to the Sanderson Farms championship, and higher trainee costs as the Company prepares to continue its growth strategy.

The two items in SG&A expense that increased the most, though, were startup expenses and stock compensation expenses. The startup expenses, of course, related to Palestine. We had previously guided to $4.5 million to $5 million during the quarter, and those expenses came in right at $4.8 million. Costs associated with that plant will now be reported as cost of goods sold.

During fiscal 2014, the Company did not accrue any expenses associated with our performance share plan until the second fiscal quarter. That plan awards equity to key managers in the Company when certain return on sales and return on equity targets are met over a two-year performance cycle.

Last year, management couldn’t determine that it was probable that the 2013 and 2014 cycle would generate returns that would trigger payout of the shares until we were two quarters into the year. However, given our performance in 2014 and the first quarter of fiscal 2015, management now believes it is probable that the performance shares granted that are related to the 2014 and 2015 performance cycle will be earned. And Generally Accepted Accounting Principles require that we book a catch-up accrual once we deem payout probable.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

That said, the second quarter SG&A will actually benefit since we started accruing that performance cycle one quarter earlier than last year. This analysis is spelled out in pretty good detail on page 7 of our Form 10-Q for those that want to study it further. We are estimating SG&A expenses to be approximately $30 million a quarter for the balance of the year. This estimate does not include any accrual for the bonus award program or the ESOP, since it is too early in the year to deem payment of either of those probable.

Our balance sheet remains strong at the end of the quarter. We had shareholder’s equity of 930 — $963.1 million, and net working capital of $398 million. Our current ratio was 3.7-to-1. Our debt totaled $20 million and our debt-to-cap ratio was 2% at January 31, 2015. We spent $56.5 million on CapEx during the quarter, and we’ve approved $116.3 million for the fiscal year. We expect to spend $39.7 million in Palestine. And of the $56.5 million spent so far during the year, $33.6 million of that was spent in Palestine.

Our depreciation and amortization during the first quarter was $16.3 million and we expect approximately $75 million for fiscal 2015. Our effective tax rate increased a little bit during the quarter to 35.2%, and that reflects the availability of fewer state tax credits during this fiscal year compared to last year.

Like Lampkin and Joe, I’m pleased with the start of the year. Our 15.4% operating margin and our 10% net margin are not bad for our first quarter. If we can get normal seasonal improvement in the chicken markets, I agree with Joe, that with hard work, we have the opportunity to earn decent margins for the year.

With that, Anne, we will now open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Adam Samuelson, Goldman Sachs.

Adam Samuelson - Goldman Sachs - Analyst

Maybe my first question on the impact to China, I thought my understanding was there was opportunities to maybe redirect that to other markets and maybe that would find its way to China. Is that not true? Or is the import ban that came in place in January really prohibit some of that re-export business that you might have pursued in the past? And is it really — or is the West Coast ports that have really backed up that product? And talk about how long you think that this situation might take to resolve itself.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Adam, we made a determination to abide by the ban. We did not want to go through another market and get into China. We determined that there could have been long-term adverse consequences if we had tried to do that. So we decided to begin rendering once the ban was in place. We ship China out of Gulf port — Gulf Coast ports, and the West Coast strike didn’t have anything to do with us. No, we decided to abide by the ban.

Adam Samuelson - Goldman Sachs - Analyst

That’s very helpful. And I want to clarify on the feed cost tailwind. I think in the press release it said $121 million year-over-year if you marked it as of yesterday. I think in the Q, it said $114 million. I think last quarter, including the incremental volumes of Palestine, it was $14 million. That’s not apples-to-apples, right? The $121 million or $114 million includes — or excludes the incremental feed that you’d consume at Palestine?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

That’s right. The $121 million is apples-to-apples Adam. That compares this year to last year just on the price decrease. If you — from a cash basis, because we’re going to be buying more grain in Palestine, that number is $32.5 million. And the difference between what’s in the Q, that was Friday’s close. And the $121 million is yesterday’s close, just to show you how quickly those markets can change.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

And soy is up $8.00 this morning.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes, again this morning. So that number may be closer to what’s in the Q today because prices are up a little bit.

Adam Samuelson - Goldman Sachs - Analyst

Okay, that’s very helpful and I appreciate that color. And then maybe just a final question on your own performance in the quarter on the volume side, you came in pretty healthily above your own expectations on volumes. Can you talk about what drove the production upside in the quarter? How that may have changed the expectations for the year? And if you’re seeing any better productivity in your own flocks that can — might have broader industry consequences as you think about industry supply this year?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Our birds grew exceptionally well, converted well, and the yield plants did a super job across the board with yields. And our — we — they just didn’t leave much on the table, to tell you the truth. We won’t — the weights we are running now, we will not — particularly our deboning plants, will be hard to achieve in the summertime. But we ought to be able to maintain these weights through May, and then probably get back to them in October. But just did a really fine job of growing and processing, and hatching and everything else this quarter.

Adam Samuelson - Goldman Sachs - Analyst

And is there any change in the volume kind of expectations for the year, relative to what you talked about in December?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

No. We are sticking to the same estimates. As Lampkin said, we estimate 827 million pounds during Q2; 881 million pounds in Q3; and 902 million pounds in Q4. And as Joe said, the head processed was right on our estimate. That number, it was all because of superior performance during the quarter from a yield and live weight standpoint that pushed that Q1 number up.

Adam Samuelson - Goldman Sachs - Analyst

Okay. Thanks very much. I’ll pass it on.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you.

Operator

Michael Piken, Cleveland Research.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Michael Piken - Cleveland Research - Analyst

I just wanted to dig a little bit more deeper into some of the production data. And specifically, have you heard anything about some of the pullets potentially being headed over to Mexico? And if that is true, if you could quantify how much and what that might mean for US exports to Mexico, finished chicken?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

What our analysts have done is, they have spoken with USDA, and they have gathered some data going back to January of 2014. And USDA keeps up with the hatching egg exports out of the USA going to different destinations. I have that chart in front of me through December of 2014. And beginning in January of 2014, there were 1 million dozen eggs being exported out of the US to Mexico; about the same number going to Canada; and 1.5 million dozen going to the rest of the world, different places in the world, for about 3.5 million dozen, which took up 4.3% of the hatching flock in the United States of the layers in the US.

Now, beginning in August of 2014, that number to Mexico moved to 1.7 million dozen. And in September, it moved to 3.7 million dozen. And it has stayed pretty close to 3.6 million dozen since January. October of 2014, it was 3.7 million; November, it was 3.3 million; December is 3.4 million. And so — and that — Canada has remained unchanged. The rest of the world has remained unchanged.

And if you project going forward that Mexico is going to be around 3.5 million, 3.6 million dozen per month, then Canada is going to be about 900,000 dozen per month. Rest of world is going to be 1.5 million to 1.6 million dozen per month, which is — Canada and the rest of the world have been unchanged. Mexico has been the same now beginning in September of 2014.

That’s going to take 5% to 7% of the total layers in the United States.

Michael Piken - Cleveland Research - Analyst

Okay, great. That was very helpful.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

The question is, in my mind, that will pull the hatching eggs back in the US; that will give you the 2% — maybe 2% — you’ll push the US production — you’ll have to push it to get 2% growth out of it, plus weight.

Michael Piken - Cleveland Research - Analyst

Yes, that was going to be my next question actually was, what are your expectations on weight? You know, in January, I know you guys indicated you had a great performance. And it seems like the bird weights have been some weeks trending up 4% or 5% year-over-year. I know the comps get tougher in the summer months. But do you have a forecast for how much weights might be up this year? And then how that impacts total production?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

According to Agristats, it’s all in the big bird deboning region, and people are pushing them over 9 pounds. A lot of them are. And I think that will continue to kind of moderate it — was it on the Weekly USDA? (multiple speakers) They’ve moderated — they were two weeks — in the first two weeks of January, they moved up to 6.20 pounds and they’ve moved back down to closer to 6 pound average now.

And I don’t know what that’s about. It may be cold weather and a little bronchitis, we hear, that’s going around in the industry. But it looks like they’ve moderated the last six weeks. I expect that weight to stay where it is. It’s not going to go down. Cheap feed and that really does well in the processing plant.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Michael Piken - Cleveland Research - Analyst

Okay, thanks. And then last question — if you guys could provide a little bit more quantification in terms of the paws market, in terms of what that might mean for earnings? That would be a little helpful in terms of the total number of pounds and the difference in pricing between rendering versus sending it to China. Thanks.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, it’s $4.3 million pretax per month when we go to the rendering plant instead of shipping to China. The difference is $4.3 million per month operating margin.

Michael Piken - Cleveland Research - Analyst

Thank you.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you.

Operator

Ken Goldman, JPMorgan.

Ken Goldman - JPMorgan - Analyst

Thanks for the question, everyone. I’m wondering if you could add a little bit of color on where you are seeing particular strengths or less strength than what you expected in terms of US demand? And really international demand as well. Any color you can give in terms of parts, areas of the country? Just it always is helpful to hear your perspective on things, Joe, and what you are seeing out there that’s either better or worse than what you anticipated last quarter.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Food service was better than what we thought. Retail was really strong. We had — 1st of February, we were very short product. There were some further processors that were short in buying product. The first week of February, we were extremely short retail product, and then all this snow and ice and bad weather hit, particularly the Northeast corridor. And it just — it killed all the markets. All the markets have been soft since all this weather started hitting across the Midwest and the Northeast.

I have no doubt — and I think that’s affected beef and pork as well. Pork has softened. And I think that has everything to do with weather. I don’t think it’s because there’s more pork or heavier hogs. I think as soon as the sun shines and it’s a little warm, and people can get out in their backyards and start grilling, and start — I think the cold complexion of the protein complex is going to change.

And you’re going to see that there are fewer cattle and the people have more dollars in their pockets. That’s what I think. I think it’s going to be fine. But like it’s 34 in laurel, Mississippi this morning, and I’m not going to cook on my Big Green Egg. And nobody in the South is. And I know they are not in New Jersey or New York or Pennsylvania. It’s just everybody is locked up tight.

Ken Goldman - JPMorgan - Analyst

34 sounds pretty good to me right now.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

February was going to be a good month. February was going to be fine. And all of a sudden, nobody can get out and go. And we were — February, the markets have held reasonably well, but it just — when the snow hit it, just shut everybody down.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Ken Goldman - JPMorgan - Analyst

No, it makes sense. If I could ask one follow-up and then I had a question on China.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Sure.

Ken Goldman - JPMorgan - Analyst

So, in your opinion, Joe, just to make sure I understand, it sounds like you are blaming — and I know you don’t sell beef and pork, but more of these slide in prices on weather than on currency and international demand. Is that — and the port issue — is that fair?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

That — I don’t have — no, no, no. I don’t have a sense of the impact of the port issue or the strong dollar on pork or beef exports. I don’t have any sense of that. I’m saying the bulk of US demand is seasonal and weather-related. I think you’re going to have a totally different picture for chicken and the whole protein complex past Easter and when grilling season gets here.

Ken Goldman - JPMorgan - Analyst

Okay, thank you for that. And then can you update us on what US lobbying organizations or the government are doing in terms of China’s ban? I thought this was something that China really wasn’t supposed to be doing, but I haven’t heard as much as maybe I’d hoped for in terms of protests or pushback from our side.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

The United States Poultry and Egg Export Council, the National Chicken Council, APHIS, USDA, they have all engaged in conversations with their counterparts in China. And there’s just no — there’s no give. They just — they don’t want to talk about it. They’ll look at it later. We’re just not getting much feedback. Everybody we — every contact we have, everybody we know that could possibly help, we’ve got them engaged but nothing has thawed yet.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

ESTR — they are going to let us sit for 30 or 60 days, and then they will — there’s something they will extract from us, and we think we know what it is but you never know.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

They have not — they haven’t said it. They haven’t verbalized.

Ken Goldman - JPMorgan - Analyst

Okay. All right, thanks very much, everyone.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

You bet. Thank you.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Operator

Ken Zaslow, BMO Capital Markets.

Ken Zaslow - BMO Capital Markets - Analyst

Just a couple of follow-ups. In terms of the food service side of it, can you talk about from your business standpoint, have you seen in December and I think you said January, there was a pickup — was it noticeable in your volumes? Or was it something that you just heard throughout the industry? Could you just talk about that and how you came up with the idea that food service is turning?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Mainly the Urner Barry boneless market moving up and the tender market boneless — tender market moving up. I didn’t — we didn’t necessarily see it in Sysco orders, but just in demand from further processors and the way those Urner Barry markets moved up.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, and you know, as you know, Ken, in your reports, you quote some of the casual dining industry statistics. And the early returns in January before this weather got bad, you were actually seeing some concepts that hadn’t had positive traffic in years reporting some slight increases in traffic. I mean, it just — it felt better out there generally. And, of course, McDonald’s has announced a tender promotion. And we’ve been saying since last fall, intuitively, that makes sense that you are going to see more of that during the year.

Ken Zaslow - BMO Capital Markets - Analyst

That was my next question. Can you talk about the promotional activity? Because it seems like that we’ve seen a major ramp-up in a number — the shift within the food service sector towards chicken. Have you seen on your end? Or are you just hearing it? As you said, you alluded to the McDonald’s. Is there more to that as evidence that this is really another shift this year to more chicken offerings?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, you’ve got Subway. Subway is running chicken right now and —

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Burger King is promoting chicken.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes, Burger King is going and McDonald’s is coming in March. Who was — somebody was buying 12 loads a week during January — our friends, Keystone. Do you remember who that was for?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

I don’t. I can’t remember.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

There was a — Ken, we are seeing it in the marketplace with customers — like Joe and Mike have already mentioned McDonald’s, Burger King, Subway and then also with customers we sell to through from our foods plant. We are hearing from them that they are going to feature chicken off of next year.

Ken Zaslow - BMO Capital Markets - Analyst

And then my last question is how long do you think these chicken margins at these levels could last? Can we start seeing this until 2016? Because it seems like the environment is not changing too radically but yet there’s a lot of pushback on the top of the cycle and things like that. How do you perceive? Because it seems like again these margin seem more sustainable than maybe anybody thought initially.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We’re going to — it depends on — I think we are good through our — I don’t know how much pork is coming on and how much is going to be exported. I read an article yesterday that said maybe — I guess it was Brock — said that maybe they are not going to spend quite as much as they thought they were, now that they are down in the [60s]. But we will lose some add activity maybe to pork but people are not going to eat pork and we don’t compete with pork at food service.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

And we — so far our retailers — they are seeing the cheap pork and they say yes we’ve got to feed you that but they are not backing away from chicken. They are going to feed your chicken just as much and some of them are going to take the margin on the pork and not drop the price. So (multiple speakers) —

Ken Zaslow - BMO Capital Markets - Analyst

Yes but I — I guess my question was more to the actual operating margin that you delivered this quarter and last quarter. Is that sustainable through 2016?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

2016? Well, I hadn’t planted the crop 2016 — I’ve got to see what the crop is going to be like.

Ken Zaslow - BMO Capital Markets - Analyst

If we assume a normal crop. I mean is there any — add to —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No, I can’t talk about 2016 yet. That’s too far away.

Ken Zaslow - BMO Capital Markets - Analyst

All right, appreciate it.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you. We sympathize that you have to, Ken, but we can’t.

Operator

Farha Aslam, Stephens Inc.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Farha Aslam - Stephens Inc. - Analyst

A couple of questions. Just starting with dark meat, Joe, how much of your dark meat do you, Sanderson, debone now? And could you just talk about the price differential you are getting on deboned dark meat versus commodity and what your outlook is for those prices?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We get — is that buzz — where is that buzz coming from?

Farha Aslam - Stephens Inc. - Analyst

It’s probably because I’m in London. My apologies.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Oh, okay. Lampkin, do you know what the percentage for the deboned is?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

I’ll see.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We are deboning less than 10%. We are deboning in Laurel and Waco and Palestine, and (multiple speakers) the differential varies but probably $0.04 or $0.05 per pound versus leg quarters. Probably an upgrade, a net upgrade of a nickel a pound, something like that probably.

Farha Aslam - Stephens Inc. - Analyst

Okay. And your outlook for linked quarter prices now that the port is open but China and Russia remain closed?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We think there will be a seasonal improvement when you get to the spring.

Farha Aslam - Stephens Inc. - Analyst

Okay, so do you anticipate a recovery in prices back to last year’s levels? Or just kind of any color you can give us about the degree of recovery we should expect.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I’m going to let Lampkin — as far as — dark meat is a little soft right now. Markets like Mexico are very good. Good returns. You’ve got other markets that are — they are just soft. Interruptions in Angola and Ghana; of course, Russia is close, China is closed. It’s just soft. The Urner Barry is 36 now and it was 42 in the first quarter, and that’s just an indication of sluggish demand in those export markets. So, I —

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Farha Aslam - Stephens Inc. - Analyst

The degree of recovery you’d expect? Once the spring summer you said that you could expect, we could expect a recovery about any color on what level?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, I think we could get back to where we were in the first quarter.

Farha Aslam - Stephens Inc. - Analyst

Okay, that’s helpful. And then, just overall for 2015 and 2016, what do you expect your production growth for pounds produced for the whole entire industry in terms of increase this year and next year, based on the analysis that there is a portion of eggs that will go to Mexico?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

The industry is going to run up against a processing wall. I have to calculate that. I don’t know that but the most the industry has ever done is 220 million eggs, and I don’t think their processing capacity is there to do that right now. So I think it will be under 220 million eggs a week. Although we’ve added back some and then Pico is adding a plant, so it will come on in 2016. So maybe 220 million eggs a week, you can get up to that.

Farha Aslam - Stephens Inc. - Analyst

Okay, during the summer months?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It will be 2017 before that happens.

Farha Aslam - Stephens Inc. - Analyst

Okay but so back to 2015 and 2016. What level is it?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Oh, I think in 2015, I think you’ll run 2% to 3% more headcount and a little bit more weight.

Farha Aslam - Stephens Inc. - Analyst

Okay. And then in 2016?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t know that. I imagine about the same.

Farha Aslam - Stephens Inc. - Analyst

Okay. And your outlook for demand, would you say that demand so far in 2015 is equaling that? Is there drivers in 2016 that could absorb a 2% to 3% increase in supply of US chicken?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

If the economy continues to improve, yes.

Farha Aslam - Stephens Inc. - Analyst

Okay, great. Thanks for the added color.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you.

Operator

Brett Hundley, BB&T Capital Markets.

Brett Hundley - BB&T Capital Markets - Analyst

Just wanted to follow on that line of questioning actually, because previously you guys have talked about maybe 209 million eggs that’s — being sort of the top of capacity. And if you were to run that through the rest of this year on average, you kind of get to about a 2.8% increase in headcount for the year when you just run that average 209 million level.

And so I was trying to think about where we could go from there. And of course you just talked about some of the processing capacity that’s coming online from both you guys and Pico. But what I don’t have a good read into is what’s happening on the housing front, both at the breeder level and the broiler flock level.

And so, I was just curious if you had any comments on what you are seeing and hearing from within the industry, and maybe if you wanted to talk to an egg set level on where egg set levels could go beyond 2015, just based around what’s happening at a housing standpoint.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We are hearing that there are houses being built. Some of the housing is being built for these eggs that are going to Mexico. Some of the broiler houses are being built to increase the square footage for these larger birds. And there may be — we are building 500 houses in Palestine and Pico is building houses or getting ready to in Arkansas. And then a lot of houses are being built just to — because of this increase in live weight, which requires more space for the bird. And then I’m assuming there’s — there may be some expansions in a couple of three places I don’t know about. Small expansions. But there is some.

Brett Hundley - BB&T Capital Markets - Analyst

And do you guys have an idea on what that adds up to as far as capacity? In other words basically housing is following —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No. No. I don’t think there is a large expansion beyond what I said of 2% to 3%, because of the — if the USDA numbers are right about these eggs being exported, then you wouldn’t have a lot of expansion going on domestically.

Brett Hundley - BB&T Capital Markets - Analyst

And do you guys have an understanding of whether there is a fair amount of — I mean, I appreciate the work done on the data side, but do you have an understanding on whether there is a re-population and grow-back in the flock in Mexico on the boiler side, or whether this is largely sustainable? In other words, guys went out of business in Mexico and companies are going to sustainably be bringing in hatching eggs in order to foster further slaughter ops there, or they are using these hatching eggs to further repopulate supply that’s been lost in recent years.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

That I don’t know. We have no idea what — we don’t know what this is happening in Mexico. I think they just made the decision that they don’t want their breeder flocks down there because of avian influenza.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. And then, Lampkin, I don’t know if you — we had heard from some people that, not materially but just on the margin, that Mexico was going to Brazil for some of its product, just given currency changes and things like that. And we — I’m reading here recently that Brazil foods is cutting back on production because of some near-term strikes and things like that within the country. And so I’m just curious if maybe if you had seen that or — and if so, maybe if the US can take back some Mexican customers that maybe had gone to Brazil over the interim?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

We haven’t seen any change in Mexico related to Brazil.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Brazil ships whole fryers, and the whole fryers don’t normally compete with our leg quarters.

Brett Hundley - BB&T Capital Markets - Analyst

Okay, that’s helpful. And then just two more quick ones. Mike, just can you give us a sense of bonus accrual in ESOP at full realization for the year? So if one thought that you would be on a path to realize the full benefit, we could add that in ratably or make assumptions on when that would come in on top of the SG&A guidance that you gave?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It would come in, in the third quarter.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

It would come in, in the third quarter. Last year, Brett, we accrued right at $6 million in the third quarter and $6 million in the fourth quarter for the bonus accrual. And for the ESOP — is that right? — we accrued $10.9 million in Q3 and $4 million in Q4. Both of those were at full payout. As I’ve said during my prepared remarks, we don’t know yet whether or not we’re going to get to that point in our third quarter, but if we do we’ll begin — if management deems payment of those probable, we’ll start again in Q3, just like we did last year.

Brett Hundley - BB&T Capital Markets - Analyst

Very helpful.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

It’s more than that. That was just in SG&A. Cost of sales (multiple speakers)

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Oh yes, yes, yes. Okay. Yes.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Goes to the plant.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes, okay, yes.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. And then just my last quick question for you guys. I mean when I talk to people about the issue, I say I’m pretty confident and that I realize I probably need to talk to people in the industry, so I would just love to get your take on your confidence that this bird flu issue that’s largely in the Northwest and pretty much all amongst wild birds, your confidence that that won’t indeed find its way to the southeast, and the processes that you guys and the industry have in place to protect against that?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t believe it will. It’s — I never really thought it would make its way to the North American continent because where it — I never thought it would get to Canada, much less to the Pacific Northwest. It was a — those shorebirds and ducks and where they originally thought they were, they were strictly going to be in Asia. And how they intermingled was almost freakish how they got to Canada and to Washington and Oregon and California.

They’d have to jump about three flyways to get over here to the Mississippi flyway. But — and I just — I don’t believe that it could happen. In a wild duck, yes, but because I know they’ve tagged wild ducks and they’ve found them in other flyways but I’ll never say never, but it would be very difficult for them to get over here and get in one of our flocks. It would be very difficult.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. Thanks, Joe. Thanks, guys.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

You bet.

Operator

Jeremy Scott, CLSA.

Jeremy Scott - CLSA - Analyst

I just want to follow-up on that line of questioning with regards to the new houses built out for higher weight birds. We are seeing these birds come in at 3% to 4% like you mentioned. What — how can — can that be explained — how much of that can be explained by a shift to big bird? And how much of that can be explained towards pushing birds to higher weights? And what is the exact — what is the limit to how much you can push these birds this year?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President and COO

The big bird deboning complex that we see in Agristats, the average live weight is what right now?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

[800]

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes, [8.70]. But you’ve got some companies within that complex within that group of companies that are growing a 9 to 10 pound chicken. So I guess everybody could move to a 9 pound chicken if they wanted to.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes, but you’ve got some growing at 7 pounds.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

[7.5] is the low-end of that.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

And you know a lot of that is market-driven, Jeremy, depending on which market they are selling into. At the end of the day we don’t know; we don’t know what these other companies are going to do with their live weights. We know we’ve moved our target weight up. You know, there’s no ability in the other markets in the retail market or the fast food market, the small bird, to move live weights materially. Any movement is going to have to be in that big bird deboning market.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Tray-Pak made their move two years ago, three years ago. And small bird and it’s not going to go any bigger. And the fast food is not going to go but — and I think the move is being made, the last movie is being made in the big bird deboning right now.

Jeremy Scott - CLSA - Analyst

Okay, that’s helpful. And can you just talk about the market for wings? Prices have been very resilient to start the year. Is this just a story of very strong demand from some of these emerging brands or is there promotions going on? Could you just add some commentary there? That would be helpful.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Good demand from football season and those concepts you mentioned. Super Bowl is over now and we need for March madness to start. Wings are a little soft now. They’ve dropped to $1.50, which is still a good price for wings but it’s the same type demand we’ve been seeing.

The wing demand ought to pick back up when the conference championships start. It will be another two more weeks and then your demand will start picking back up. It will last probably three or four weeks.

Jeremy Scott - CLSA - Analyst

I guess the question is, are you seeing more restaurants feature wings versus a couple of years ago?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Absolutely. And two of those concepts are building — both of them are building 100 to 150 restaurants a year.

Jeremy Scott - CLSA - Analyst

And just on the prepared foods, what is your estimate for volume growth for the remainder of the year, now that we are lapping some of the new customer additions in the back half of 2014? And what’s a good benchmark for pricing? How sticky is the average revenue per pound, should poultry prices start to come under some pressure?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think pricing is going to be — 3% or 4% up and your volume is going to move up. As a possibility, you know your growth up there is going to be in IQF though, isn’t it?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Going to be in both.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I know, but your big jump is going to be in IQF, which is not your priciest stuff. We can get those numbers. I just don’t have that.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, I don’t have the future quarters. As Lampkin said, we sold 7 million more pounds during this year’s first quarter than a year ago, and the average sales price up there was up almost $0.08 a pound. We think that’s sustainable, if you look at what we did last year, but I don’t have the quarter-by-quarter data in front of me, Jeremy.

Jeremy Scott - CLSA - Analyst

Okay, so I’ll follow-up on that one. And just lastly a quick one on the marketing budget. Can you give me an estimate of what the full-year marketing budget is? And is this a program — I think I asked this a couple of quarters ago, but is this a program that you’re going to implement on a more permanent basis? Or is this just a more opportunistic strategy? So if you could help me out with your strategy on this one.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It’s something we’re going to have in place going forward. Yes, last year we spent right at $8 million, Jeremy, and we are accruing for closer to $13 million right now for the year, but we are in the middle of talking about what our strategy is going to be for the year. And if we change that, we’ll update the market next quarter, but we’re looking at it now.

Jeremy Scott - CLSA - Analyst

Okay, thank you very much.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Operator

Akshay Jagdale, KeyBanc.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Congratulations on a good quarter. So I just wanted to reconcile a lot of data you guys have put forth, which is helpful, but how do I reconcile the 8% of supply of layers or eggs going to Mexico, to still to 2% or 3% growth in heads here? I’m having a hard time with that. Can you just walk me through the general basics there, that it could take in (multiple speakers) —

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Did you say 8%?

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Yes. Didn’t you say that all the eggs going to Mexico and other destinations equate to about 8%? Right, the layers?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

No.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It adds up to 7%.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

7%, yes, okay. So —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

If you add it up and these are USDA’s numbers and I cannot — I don’t know how accurate that is, but that’s what it is. It’s 7%.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Yes, so it — so how much — so it’s 7% this year, and last year, it was what, 5% or something or —?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Last year it was 4% — 4%.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Right. So in a sense, are we — we’re taking out 3% of our supply and sending it more — in a 3% more of our supply this year is going to exports.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes. Yes.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

So, how does that — so how do we reconcile that with sort of 3% more or 2% more heads in the US? So do we even have those many layers and the pullets, et cetera, that we are putting forth that we can even get to 2% on our heads?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, the weekly egg sets are running 2.9% more in the 19 states. And in the total states, they are running 2.9% more. Now, the hatch is, they are pushing — in the domestic flock, they are pushing the flock and I can tell that by the hatch ability coming out.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, you know if you look at 2014, Akshay, if you look at 2014, with the breeder flock we had in place last year, the domestic industry was setting 205 million, 206 million, and some weeks 208 million eggs last year. So, fast forward to February of 2015, we’ve got 2% more breeders on the ground. Some of those breeders are producing eggs for Mexico. And the industry is still setting 206 million, 205 million.

It’s really not a material change from where we were last spring. It’s just comparing year-on-year, we are up that 3%. But the flock, the breeder flock was there to produce these eggs last fall. There were just some weeks when they wouldn’t and some weeks they did.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

(multiple speakers) And you know, I can tell by the hatch that they are pushing them. They are older birds and they are pushing them because they are (technical difficulty) — and if they were younger birds, they would be running 84%.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And just what is your read on what production has been up by so far this year? I mean, you guys probably got the Agristats data. Because the weekly reduction data from the USDA is pointing to almost a 10% increase calendar year-to-date in production. So, is — that sounds very high but what is your read on what production is up by year-to-date this calendar year?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t — the weekly USDA data is not as good as their monthly data in my judgment. If you — the monthly data is showing it’s running 3% total — 3% and 4%. Is that weighed in headcount?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes, if you look at the monthly data, it’s up 3% and 4%.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Yes, that’s what I thought. So again we should ignore that weekly data to a large extent. And then, again you guys, can you talk a little bit about the — what percentage of supply in 2014 according to Agristats was big bird deboning? And how is that changed compared to 2013 or even 2010, if you roughly add that? Because a lot of companies have increased their big bird deboning production mix, and I’m trying to get a sense of how much that’s increased.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It’s running about 40% of the total.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

And how much is it up by?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I would say last year was 35%. (multiple speakers) No, it’s not up that much. It’s up a couple of percent.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And over a five-year period, would you say it’s up like 5% — percentage points or so or more?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I’m not going to speculate. Let me get the data. Let me get the data.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Yes, we can talk about the data off-line if you want. But just my question is really does more of the mix coming into big bird — does that in any way change your view of long-term profitability of this segment? Because obviously the small bird segment recently reset pricing at a much higher rate than historical levels. I think profitability there has improved significantly recently.

So, are you seeing — do you see longer-term, let’s say over the next five years or so, the big bird deboning segment to have slightly lower margins compared to historical levels? Because more people are coming here?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It hasn’t happened yet. I can tell you that. I can tell you that it hasn’t happened. The — not per head. And you remember when you — the demand for those products are increasing as well. The demand for white meat and wings and chicken tenders are increasing as well. And so, the demand is not declining for white meat.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And just one last one. Just in terms of your feel of what’s happening in the industry this time around, this cycle, obviously it’s lasted — people are making money much longer in this cycle than we’ve seen pretty much ever. But how does it — I mean, is the industry behaving any differently in this prosperous period than you’ve seen in the past? Or do you still believe that it’s pretty much behaving the same way, there was just some structural constraints that have continued the growth?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think there are structural constraints. I think breeder flock is one. I think processing capacity is another one.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Hatchery capacity.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Hatchery capacity is another — I think there are physical constraints. I don’t think — you know you have a different generation leading the companies, and I don’t know that they want to build complexes.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

So you do think it’s a little different? Because that’s — previously, you didn’t think so. So, is it fair to say your thoughts have changed a little bit there?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Maybe.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay, great. Well, I’ll pass it on. I’ll follow-up off-line. Thank you so much.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you.

Operator

Francesco Pellegrino, Sidoti & Company.

Francesco Pellegrino - Sidoti & Company - Analyst

Thanks in advance for taking my questions.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

You bet.

Francesco Pellegrino - Sidoti & Company - Analyst

So just following up on some of the international themes, and I apologize if it’s been touched on a bit already. But the Africa Growth and Opportunity Act seems as if there’s some illegal anti-dumping duties against US chicken happening in that region. What are you hearing from lobbyists regarding AGOA since it’s up for a renewal? Something that you see getting tied up in political red tape and pushing it out towards the fourth quarter?

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, we are optimistic that South Africa is going to open to chicken from USA sometime this year. This summer would be the soonest, but we are optimistic about that — about getting that market back.

Francesco Pellegrino - Sidoti & Company - Analyst

If you get that market back, just looking at where the was the Wasi Report came in and the decrease in export pounds from the month earlier, where the Wasi saw it, what type of impact could we really see that going forward, if we get, I guess, AGOA where it’s been at past performance, and we clean up this anti-dumping occurrence in the region? Do you see significant supply shifting to that region or —?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, we think it would definitely make it to the top 15 in volume. We think it could be 75,000 to 100,000 metric ton market, which is — Russia when it closed was 250,000 metric tons. But if we get that market open, that’s going to take a little pressure off of export volumes.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

They were also taking gizzards. They buy gizzards.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, gizzards, good. I guess just to shift to a company level question for a bit. As the product mix begins to shift at the Company, I feel like big bird deboning eventually being about 61%, up from 55% last year of your volumes — of your total volumes processed. What are you looking — I mean, you are also looking at a facility in the Carolina region for big bird deboning. Where would you eventually like to get this product mix at?

Because right now I see at the end of the year being 60% big bird deboning, 40% retail. You have something in the works for the Carolina region. What’s the ideal product mix right now for the Company in the future?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We don’t — we need a deboning plant in the East. And then we’ll come — we think we’ll — and then the next plant we haven’t decided if it will be Tray-Pak or what. But likely, we will go back West and hadn’t determined what kind of plant that would be. We’ll — we don’t know yet. And — but hadn’t decided on that plant. There is — we want to be balanced and we will — but we’re going to continue to build. We know that.

Francesco Pellegrino - Sidoti & Company - Analyst

All right. And this might actually be a really great segue to my next question. So you’re talking about next plant possibly Tray-Pak. Nothing really definitive yet. I know you are focusing in on locking in a location for the Carolina plant. But when you look at cash on the balance sheet for a second, I mean, you have a $0.22 quarterly dividend. You did a $0.50 special dividend a couple of quarters ago. You have $173 million of cash right now. Lower CapEx spending for the rest of the year.

Carolina plant is going to cost on average about — and correct me if I’m wrong — $110 million. 2015 still looking relatively healthy. Joe, I know in previous calls, you’ve been pretty vocal in terms of telling us where your discussions with the Board. Is there any additional or incremental commentary that you can share with us where you see cash being utilized after a Carolina plant?

And I guess maybe a second plant after that? Because it still seems as if you’d have significant cash on-hand.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We evaluate all kind of options. We like to return — you know, we’ve said we wanted to buy some stock back to then put out for in our performance in our bonus program. That stock buyback is still out there. And then we’d like to return dividends to our shareholders. And we have plants to build beyond North Carolina. And so, we have a lot of things on our mind.

Francesco Pellegrino - Sidoti & Company - Analyst

You just mentioned that you want to like focus in on buying back stock. Because I know in the past, you’ve been pretty vocal about where you see the valuation of this Company at. I think you’ve valued it anywhere at $10 to $15 per share per processing facility today in this environment. What do you see the valuation of Sanderson Farms at? And that will be my last question.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t put a price on —

Francesco Pellegrino - Sidoti & Company - Analyst

You have in the past, though.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t remember doing that (laughter).

Francesco Pellegrino - Sidoti & Company - Analyst

Okay. Thanks again, guys.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you.

Operator

And with no further questions in the queue, I would like to turn the call back over to Joe Sanderson for any additional or closing remarks.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you all for spending time with us this morning. And we look forward to reporting our second-quarter results to you in May. Thank you very much.

Operator

And this does conclude today’s conference. We thank you for your participation.

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FEBRUARY 24, 2015 / 04:00PM GMT, SAFM - Q1 2015 Sanderson Farms Inc Earnings Call

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